UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 15, 2005

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURES

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

From time to time in the second half of June 2005, John W. Rowe, M.D., Chairman and Chief Executive Officer of Aetna Inc. (the “Company”), Ronald A. Williams, President of the Company, and other senior members of the Company’s management team will be meeting with investors and analysts. Those discussions will focus on the Company’s strategy, tactics and future outlook.

The Company intends to discuss in detail its June 6, 2005 Medicare filings, in particular Part D, and the allocation of additional resources to support those initiatives beginning immediately. The Company also intends to reaffirm its publicly disclosed 2005 guidance, which includes second quarter 2005 operating earnings of $1.05 per share1 and full-year 2005 operating earnings of between $4.52 — $4.57 per share1.

1 Projected operating earnings per share exclude capital gains or losses and favorable development of prior-period health care cost estimates. For the three months ended March 31, 2005, operating earnings per share exclude $2.9 million of net realized capital gains and $84 million, after tax, of favorable development of prior-period health care cost estimates. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected 2005 operating earnings to projected income from continuing operations. The Company believes excluding the reserve development better reflects the underlying current-period health care costs. Projected operating earnings per share reflect the effect of Aetna’s previous two-for-one stock split. Projected operating earnings per share for 2005 assume approximately 304 million weighted-average diluted shares.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT – The projections contained herein are forward looking. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K and Aetna’s 2005 first quarter report on Form 10-Q filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: June 15, 2005	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller